Exhibit 23.1

Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Cambridge Display Technology, Inc. for the registration of 6,500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2006, with respect to the consolidated financial statements of Cambridge Display Technology, Inc. at December 31, 2005 and for the year then ended included in its Annual Report (Form 10-K) for the year ended 31 December, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cambridge, England
June 9, 2006